UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 21, 2004

Easy Gardener Products, Ltd.
(Exact name of registrant as specified in charter)

Texas (State or other jurisdiction of incorporation)	333-102296 (Commission File Number)	37-1433686 (IRS Employer Identification No.)

3022 Franklin Avenue, Waco, Texas (Address of principal executive offices)	76710 (Zip Code)

Registrants telephone number, including area code  (254) 753-5353

Not Applicable
(Former name or former address, if changed since last report)

Item 8.01. Other Events

Easy Gardener Products today announces that its ultimate parent, EYAS International, Inc. has elected two new Directors and established three additional Committees of The Board of Directors (AMEX: EZY_pa), (Amex: EZY.pr.a), (Amex: EZY/PA) (Amex: EZYPRA). The two new Directors are Alan Brumbaugh and David Harper. Both Mr. Brumbaugh and Mr. Harper meet the standards of independence established by the Amex. Additionally, Wayne Fethke, an existing Director, also meets the standards of independence established by the Amex.

Mr. Brumbaugh has 35 years of management experience including over 14 years in hands-on consulting and senior operating positions. He has also provided financial and marketing leadership to a number of companies. The Board of Directors has determined that Mr. Brumbaugh qualifies as an “audit committee financial expert” as defined by the SEC and is independent within the meaning of the Securities and Exchange Act of 1934.

Mr. Harper has been a co-owner and acting President and Controller of D&D Business Enterprises, Inc. since 2001. Mr. Harper has held various senior management positions with publicly traded companies Mr. Harper also has extensive marketing and consulting expertise in the lawn and gardening consumer products industry.

In addition to the Audit Committee, which is now comprised of Mr. Brumbaugh as Chairman and Mr. Harper and Mr. Fethke, the Board of Directors also established a Compensation Committee, an Executive Committee and a Strategy Committee. The Compensation Committee is comprised of Mr. Harper as Chairman and Mr. Fethke. The Executive Committee is comprised of Mr. Fethke, Chairman and Mr. Grandy and Mr. Kurz. Mr. Grandy and Mr. Kurz are the remaining members of the five member Board of Directors and are also officer/employees of the Company. The Strategy Committee is comprised of Mr. Grandy, Chairman, and Mr. Fethke and Mr. Harper.

The Company believes that with the selection of the Directors and their appointment to the indicated Committees, the Company is in compliance with all applicable Amex and SEC rules.

Effective November 1, 2003, the Company commenced operations after acquiring assets and assuming liabilities from another company including the liabilities for the 9.40% Cumulative Trust Preferred Securities which are traded on the Amex.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: December 21, 2004.	EASY GARDENER PRODUCTS, LTD. By: EG Product Management, L.L.C. It’s General Partner By: /S/ Richard M. Kurz —————————————— Name: Richard M. Kurz Title: Manager/CFO